Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Fourth Quarter and Full-Year 2024 Results; Provides 2025 Outlook

Fourth-Quarter Sales of $477.0 Million vs. $513.2 Million in Prior Year Quarter

Full-Year Sales of $2.09 Billion vs. $2.15 Billion in Prior Year

PITTSBURGH, February 27, 2025 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net loss attributable to Koppers for the fourth quarter of 2024 of $10.2 million, or $0.50 per diluted share, compared to net income attributable to Koppers for the fourth quarter of 2023 of $12.9 million, or $0.59 per diluted share.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $16.0 million, or $0.77 per share for the fourth quarter of 2024, compared to $14.5 million, or $0.67 per share in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2024 were $55.2 million, compared with $53.9 million in the prior year quarter.

Consolidated sales of $477.0 million decreased by $36.2 million, or 7.1 percent, compared with $513.2 million in the prior year quarter.

The Railroad and Utility Products and Services (RUPS) business reported lower sales and profitability primarily as a result of lower volumes for Class I crossties and higher costs, despite fourth-quarter records in operating profit and adjusted EBITDA achieved by the domestic utility pole business.

The Performance Chemicals (PC) segment had decreased sales and slightly lower profitability primarily driven by lower volumes of preservatives and higher raw material costs; however, the segment saw improved margin due to cost savings initiatives.

The Carbon Materials and Chemicals (CMC) segment experienced a sales decline primarily driven by decreased prices across most products, while profitability increased due to lower raw material and overhead costs, as well as a bad debt reserve in the prior year period.

Chief Executive Officer Leroy Ball said, “While 2024 results fell short of our expectations for performance, I am proud of the many accomplishments of Koppers team members worldwide that enabled us to make continued progress on our journey of creating the foundation for a connected world through our diverse portfolio of leading products and services. Record safety performance, continued advancements in sustainability, and financial performance in the final three quarters of the year that exceeded prior year in several key metrics are all highlights to build upon in 2025. While a pullback in sales activity in the last six weeks of the year in all segments proved to be too much to overcome, the cost actions we began taking in the fourth quarter are setting us up nicely to weather the uncertainty ahead that's brought on by the unpredictable economic and policy environment.”

Fourth Quarter Financial Performance

•
RUPS reported fourth-quarter sales of $215.6 million, a decrease of $0.8 million, or 0.4 percent, compared to $216.4 million in the prior year quarter. The modest sales decrease was largely due to decreased volumes for Class I crossties, partly offset by 22.7 percent higher volumes of utility poles, primarily as a result of the acquisition of Brown Wood, and pricing increases across multiple markets, particularly commercial crossties and Australian utility poles. Adjusted EBITDA was $17.5 million, or 8.1 percent, compared with $20.7 million, or 9.6 percent, in the prior year quarter. Profitability decreased due primarily to higher raw material, operating and allocated selling, general and administrative costs, partly offset by sales price increases and insurance proceeds recognized in the current year period. The domestic utility pole business achieved fourth-quarter records in operating profit and adjusted EBITDA, which contributed favorably to the results.
•
PC delivered sales of $147.9 million, a decrease of $16.5 million, or 10.0 percent, compared to sales of $164.4 million in the prior year quarter. Excluding an unfavorable foreign currency impact of $0.9 million, sales decreased by $15.6 million, or 9.5 percent, from the prior year quarter. The year-over-year sales reduction resulted primarily from lower volumes of residential and industrial preservatives, particularly in the Americas where total volumes were lower by 8.5 percent, while prices remained relatively flat. Adjusted EBITDA was $28.6 million, or 19.3 percent, compared with $29.4 million, or 17.9 percent, in the prior year quarter. Profitability was slightly lower due to volume decreases and higher raw material costs; however, the improved margin was the result of cost savings initiatives, including lower logistics and overhead expenses.
•
Sales for CMC of $113.5 million decreased by $18.9 million, or 14.3 percent, compared to sales of $132.4 million in the prior year quarter. Excluding an unfavorable foreign currency impact of $1.6 million, sales decreased by $17.3 million, or 13.1 percent, from the prior year quarter. The sales decline was driven by reduced market pricing, with $11.3 million of lower sales prices across most products, including carbon pitch, where prices were down 8.1 percent globally, along with an 18 percent reduction in carbon pitch volumes, partly offset by higher volumes of other products. Adjusted EBITDA for the fourth quarter was $9.1 million, or 8.0 percent, compared with $3.8 million, or 2.9 percent, in the prior year quarter. The year-over-year profitability increase was due to lower raw material and allocated selling, general and administrative expenses in the fourth quarter as well as a bad debt reserve of $2.8 million recorded in the prior year period, partly offset by lower sales prices and volumes.

2024 Financial Performance

•
Consolidated sales of $2.09 billion decreased $62 million, or 2.9 percent, compared to $2.15 billion in the prior year.
•
RUPS delivered a record $942.7 million in sales for the year, an increase of $44.8 million, or 5.0 percent, compared to sales of $897.9 million in the prior year. Adjusted EBITDA was $82.3 million, or 8.7 percent, compared with $84.0 million, or 9.4 percent, in the prior year.
•
PC reported $651.6 million in sales for the year, a decrease of $20.0 million, or 3.0 percent, compared to sales of $671.6 million in the prior year. Adjusted EBITDA was $142.7 million, or 21.9 percent, compared with $123.1 million, or 18.3 percent, in the prior year.
•
Sales for CMC, totaling $497.8 million, decreased by $86.9 million, or 14.9 percent, compared to sales of $584.7 million in the prior year. Adjusted EBITDA was $36.6 million, or 7.4 percent, compared with $49.3 million, or 8.4 percent, in the prior year.
•
Net income attributable to Koppers was $52.4 million, compared with $89.2 million in the prior year. Adjusted net income attributable to Koppers was $87.5 million, compared with $94.0 million in the prior year. Adjusted EBITDA was $261.6 million, compared with $256.4 million in the prior year.
•
Diluted EPS was $2.46, compared with $4.14 in the prior year. Adjusted EPS was $4.11, compared with $4.36 for the prior year.
•
Operating cash flows were $119.4 million, compared with $146.1 million in the prior year.
•
Capital expenditures were $77.4 million, compared with $120.5 million in the prior year. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $74.0 million for the current year, compared with $116.0 million for the prior year.

2025 Outlook

After considering the current competitive environment, global economic conditions, as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2025 sales of approximately $2.17 billion, compared with $2.09 billion in 2024. Adjusted EBITDA is anticipated to be approximately $280 million in 2025, compared with $261.6 million in 2024.

The effective tax rate for adjusted net income attributable to Koppers in 2025 is projected to be approximately 28 percent, consistent with the adjusted tax rate of 26 percent in 2024. Accordingly, 2025 adjusted EPS is forecasted to be $4.75 per share, compared with $4.11 per share in 2024.

Koppers expects operating cash flow of approximately $150 million in 2025, compared with operating cash flow of $119.4 million in 2024, including any impact from planned pension terminations and other special items. The company completed the termination of its largest U.S. qualified pension plan in February 2025, which required additional funding of $1.6 million in 2024 and $13.9 million in 2025.

Koppers anticipates capital expenditures of approximately $65 million in 2025, with approximately $9 million allocated to discretionary growth projects, compared with $77.4 million in 2024. The capital expenditure amounts include capitalized interest.

Commenting on the forecast, Mr. Ball said, "Our forecast for this year is our attempt at valuing what we know today with our best guess of how the next ten months will unfold in what is currently an extremely chaotic environment. Tariffs and their follow-on impacts could potentially benefit or hurt Koppers profitability on the scale of tens of millions of dollars to the extent they go unmitigated. Fortunately, we have several options to mitigate at least a good portion of the potential negative impact and have not baked any potential indirect positive benefits into our forecast. Because of the heightened level of uncertainty that surrounds the economy in general, we are doubling down on bringing cost and efficiency benefits to realization as quickly as possible in order to buffer the unpredictability of the markets and create an organization transformed and aligned to higher performance.

“We have completed the heavy investment period of our growth strategy and are now poised to maximize the value of those investments in the form of increased earnings and free cash flow. As a result, we will primarily direct that cash to reducing our debt and repurchasing shares as they remain undervalued, which will both be additive to earnings per share."

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant. Forward-looking statements, including the guidance above, are based upon current expectations and are subject to factors that could cause actual results to differ materially from those set forth below. Please see “Safe Harbor Statement” below for more information.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the fourth quarter and full year 2024. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10196723. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 5314690. The recording will be available for replay through May 27, 2025.

###

About Koppers

Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of 2,100 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.

Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers, and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods. The exclusion of certain items permits evaluation and a comparison between periods of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA and Unaudited Reconciliations of Net Income Attributable to Koppers to Adjusted Net Income Attributable to Koppers and Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, cost reduction efforts, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, availability of and fluctuations in the prices of key raw materials, including coal tar, lumber and scrap copper; the impact of changes in commodity prices, such as oil, copper and chemicals, on product margins; the extent of the dependence of certain of our businesses on certain market sectors and customers; economic, political and environmental conditions in international markets, including governmental changes, tariffs, restrictions on trade and restrictions on the ability to transfer capital across countries; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential delays in timing or changes to expected benefits from cost reduction efforts; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; disruptions and inefficiencies in the supply chain; changes in laws; the impact of environmental laws and regulations; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$477.0	$513.2	$2,092.1	$2,154.2
Cost of sales	393.4	416.7	1,669.5	1,729.7
Depreciation and amortization	15.3	14.3	67.5	57.0
Selling, general and administrative expenses	44.0	45.0	179.3	174.1
Impairment and restructuring charges	16.9	0.0	16.9	0.0
Loss (gain) on sale of assets	1.0	0.0	10.7	(1.8)
Operating profit	6.4	37.2	148.2	195.2
Other income, net	1.2	0.2	1.3	0.4
Interest expense	18.3	17.7	76.2	71.0
Loss on pension settlement	4.0	0.0	4.0	0.0
Income (loss) before income taxes	(14.7)	19.7	69.3	124.6
Income tax provision	(4.5)	6.7	20.7	34.8
Net income (loss)	(10.2)	13.0	48.6	89.8
Net (loss) income attributable to noncontrolling interests	0.0	0.1	(3.8)	0.6
Net income (loss) attributable to Koppers	$(10.2)	$12.9	$52.4	$89.2
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic	$(0.50)	$0.62	$2.54	$4.28
Diluted	$(0.50)	$0.59	$2.46	$4.14
Weighted average shares outstanding (in thousands):
Basic	20,269	20,826	20,659	20,835
Diluted	20,864	21,687	21,291	21,539

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except share and per share amounts)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$43.9	$66.5
Accounts receivable, net of allowance of $6.9 and $6.5	191.8	202.4
Inventories, net	404.6	395.7
Derivative contracts	1.5	7.1
Other current assets	38.8	27.3
Total current assets	680.6	699.0
Property, plant and equipment, net	660.8	631.7
Goodwill	317.1	294.4
Intangible assets, net	119.0	102.2
Operating lease right-of-use assets	89.8	90.5
Deferred tax assets	8.4	10.4
Other assets	14.5	7.3
Total assets	$1,890.2	$1,835.5
Liabilities
Accounts payable	$179.1	$202.9
Accrued liabilities	115.1	95.1
Current operating lease liabilities	26.7	22.9
Current maturities of long-term debt	4.9	5.0
Total current liabilities	325.8	325.9
Long-term debt	925.9	835.4
Operating lease liabilities	64.4	67.4
Accrued post-retirement benefits	14.9	31.6
Deferred tax liabilities	25.9	25.9
Other long-term liabilities	44.3	46.3
Total liabilities	1,401.2	1,332.5
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 25,761,084 and 25,163,238 shares issued	0.3	0.3
Additional paid-in capital	317.2	291.1
Retained earnings	490.3	444.0
Accumulated other comprehensive loss	(120.6)	(88.8)
Treasury stock, at cost, 5,480,230 and 4,302,996 shares	(198.5)	(147.7)
Total Koppers shareholders’ equity	488.7	498.9
Noncontrolling interests	0.3	4.1
Total equity	489.0	503.0
Total liabilities and equity	$1,890.2	$1,835.5

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2024	2023
Cash provided by (used in) operating activities:
Net income	$48.6	$89.8
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	67.5	57.0
Stock-based compensation	20.8	17.3
Change in derivative contracts	7.9	(0.9)
Non-cash interest expense	3.3	4.9
Loss (gain) on sale of assets	10.0	(2.0)
Insurance proceeds	(1.0)	(1.7)
Deferred income taxes	2.8	5.7
Change in other liabilities	(2.6)	0.2
Other - net	6.3	2.2
Changes in working capital:
Accounts receivable	8.1	14.9
Inventories	(6.3)	(37.2)
Accounts payable	(19.4)	(0.4)
Accrued liabilities	(19.2)	(2.4)
Other working capital	(7.4)	(1.3)
Net cash provided by operating activities	119.4	146.1
Cash (used in) provided by investing activities:
Capital expenditures	(77.4)	(120.5)
Acquisitions	(99.3)	0.0
Insurance proceeds	1.0	1.7
Sale of assets	2.4	2.8
Net cash used in investing activities	(173.3)	(116.0)
Cash provided by (used in) financing activities:
Borrowings of credit facility	706.5	1,032.5
Repayments of credit facility	(712.1)	(896.4)
Borrowings of long-term debt	100.0	388.0
Repayments of long-term debt	(5.7)	(501.0)
Issuances of Common Stock	5.3	9.9
Repurchases of Common Stock	(50.8)	(20.1)
Payment of debt issuance costs	(1.6)	(5.3)
Dividends paid	(5.9)	(5.0)
Net cash provided by financing activities	35.7	2.6
Effect of exchange rate changes on cash	(4.4)	0.5
Net (decrease) increase in cash and cash equivalents	(22.6)	33.2
Cash and cash equivalents at beginning of period	66.5	33.3
Cash and cash equivalents at end of period	$43.9	$66.5

UNAUDITED SEGMENT INFORMATION

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales:
Railroad and Utility Products and Services	$215.6	$216.4	$942.7	$897.9
Performance Chemicals	147.9	164.4	651.6	671.6
Carbon Materials and Chemicals	113.5	132.4	497.8	584.7
Total	$477.0	$513.2	$2,092.1	$2,154.2
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$17.5	$20.7	$82.3	$84.0
Performance Chemicals	28.6	29.4	142.7	123.1
Carbon Materials and Chemicals	9.1	3.8	36.6	49.3
Total	$55.2	$53.9	$261.6	$256.4
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	8.1%	9.6%	8.7%	9.4%
Performance Chemicals	19.3%	17.9%	21.9%	18.3%
Carbon Materials and Chemicals	8.0%	2.9%	7.4%	8.4%

(1)
The table below describes the adjustments to arrive at adjusted EBITDA.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$(10.2)	$13.0	$48.6	$89.8
Interest expense	18.3	17.7	76.2	71.0
Depreciation and amortization	15.3	14.3	67.5	57.0
Income tax provision	(4.5)	6.7	20.7	34.8
Sub-total	18.9	51.7	213.0	252.6
Adjustments to arrive at adjusted EBITDA:
LIFO expense(1)	3.2	2.7	6.1	6.0
Impairment, restructuring and plant closure costs	16.9	0.0	17.3	0.1
Loss (gain) on sale of assets	1.0	0.0	10.7	(1.8)
Mark-to-market commodity hedging losses (gains)	10.9	(0.5)	7.9	(0.5)
Acquisition inventory step-up amortization	0.0	0.0	2.3	0.0
Pension settlement	4.0	0.0	4.0	0.0
Amortization of cloud-based software implementation costs	0.3	0.0	0.3	0.0
Total adjustments	36.3	2.2	48.6	3.8
Adjusted EBITDA	$55.2	$53.9	$261.6	$256.4

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO KOPPERS TO

ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS AND

DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(Dollars in millions, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Koppers	$(10.2)	$12.9	$52.4	$89.2
Adjustments to arrive at adjusted net income:
LIFO expense(1)	3.2	2.7	6.1	6.0
Impairment, restructuring and plant closure costs	15.4	0.0	17.3	0.1
Loss (gain) on sale of assets	1.0	0.0	10.7	(1.8)
Mark-to-market commodity hedging losses (gains)	10.9	(0.5)	7.9	(0.5)
Acquisition inventory step-up amortization	0.0	0.0	2.3	0.0
Pension settlement	4.0	0.0	4.0	0.0
Amortization of cloud-based software implementation costs	0.3	0.0	0.3	0.0
Write-off of debt issuance costs	0.0	0.0	0.0	2.0
Total adjustments	34.8	2.2	48.6	5.8
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(8.6)	(0.6)	(9.6)	(1.8)
Deferred tax adjustments	0.0	0.0	0.0	0.2
Noncontrolling interest	0.0	0.0	(3.9)	0.6
Effect on adjusted net income	26.2	1.6	35.1	4.8
Adjusted net income attributable to Koppers	$16.0	$14.5	$87.5	$94.0
Diluted weighted average common shares outstanding (in thousands)	20,864	21,687	21,291	21,539
Diluted earnings per share	$(0.50)	$0.59	$2.46	$4.14
Adjusted earnings per share	$0.77	$0.67	$4.11	$4.36
(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.